Exhibit 99.1
ALSERES PHARMACEUTICALS, INC. REPORTS THIRD QUARTER 2007
FINANCIAL RESULTS AND PROVIDES DEVELOPMENT PIPELINE UPDATE
Conference Call To Be Held Thursday, November 15, 2007 At 10:00 a.m. Eastern Time
Hopkinton, MA — November 14, 2007 — Alseres Pharmaceuticals, Inc. (NASDAQ: ALSE) today reported financial results for the quarter ended September 30, 2007 and provided further operational guidance for fiscal year 2007. Recent highlights include:
–	Expansion of the Cethrin® Acute Spinal Cord Injury (SCI) Phase I/IIA Clinical Trial

–	Achievement of elevated brain levels of Inosine in a preclinical study with new high-concentration, intravenous formulation of Inosine

–	Regulatory agency meetings in US and Europe to advance the Cethrin clinical development plan

–	$10 Million Raised in August 2007
“Alseres had a productive third quarter with respect to advancing our regenerative therapeutics programs and our molecular imaging diagnostics family of product candidates”, said Peter G. Savas, Chairman and Chief Executive Officer of Alseres. “Both of our clinical development programs are proceeding according to plan: We are on track to complete the Phase I/IIa trial of Cethrin by the end of 2007 or early 2008. We are also on track to begin our POET ll Phase lll trial program for ALTROPANE® by the end of the year. Our key objectives for 2008 include launching our Phase IIb, placebo controlled trial of Cethrin in the US, Canada and Europe; partnering our molecular imaging diagnostics program; advancing a number of pre-clinical regenerative therapeutics programs; and, partnering selected regenerative therapeutics programs that are outside our primary area of interest, nerve repair. ”
Recent Corporate Highlights
■	In January 2007, enrollment was initiated at the 9 mg dosage level in our Phase I/IIa trial of Cethrin at sites in Canada. In June 2007, the Food and Drug Administration, or FDA, authorized an increase in the dose level to 9 mg for sites in the U.S. Each authorized dose is first given to thoracic SCI subjects and then, following review by the Data Safety Monitoring Board, or DSMB, the dose is extended to cervical subjects. In September 2007, the DSMB unanimously authorized expanding the 9 mg dose to include cervical subjects.

■	Recently, the Company developed a high concentration formulation of Inosine for intravenous administration. Using the high concentration formulation in a preclinical study in rats, brain levels of Inosine were observed to increase up to five-fold above baseline during a two hour intravenous infusion of Inosine. The Company plans to initiate a series of comparative studies in which the potential of Inosine, Oncomodulin and other compounds to enhance nerve repair will be tested in parallel in a series of animal models of CNS disorders such as spinal cord injury and stroke. If successful, these studies will enable the most promising candidates and indications to be effectively taken forward into clinical development.

■	In September 2007, the Company had a preliminary meeting with the European Medicines Agency to review our proposed clinical development plan for CETHRIN. In October 2007, the Company met with the FDA to review the Phase I/IIa results and its CETHRIN clinical development plan. The Company plans to meet with Health Canada in early 2008 for the same purpose. Based on discussions to date with the regulatory authorities and expert advisors, the Company is planning to begin a Phase IIb trial at sites in North America and Europe in the first half of 2008.

■	In August 2007, the Company borrowed $10 million from Ingalls & Snyder Value Partners, L.P. pursuant to an amended Convertible Promissory Note Purchase Agreement among Robert L. Gipson, Thomas Gipson, Arthur Koenig and Highbridge Capital Management LLC.
Financial Highlights of the Third Quarter 2007
Cash, cash equivalents and marketable securities at September 30, 2007 totaled $8.2 million as compared to $1.5 million at December 31, 2006. Convertible notes payable at September 30, 2007 totaled $23.2 million as compared to $8.0 million at December 31, 2006.
Third quarter 2007 net loss attributable to common stockholders was $4.7 million, or $0.23 per share as compared to a net loss attributable to common stockholders of $4.0 million, or $0.24 per share, in the third quarter of 2006.
Research and development (R&D) expenses totaled $2.5 million in the third quarter of 2007 as compared to $2.2 million in the third quarter of 2006. The increase in R&D expenses was primarily due to higher headcount and CETHRIN clinical costs offset by lower costs in our molecular imaging program.
General and administrative (G&A) expenses were $2.0 million for the third quarter of 2007 as compared to $1.9 million in the third quarter of 2006. The increase in G&A expenses was primarily related to higher commercialization and communication costs offset by lower costs related to our collaboration and fundraising efforts.
Alseres Pharmaceuticals Operational Guidance
–	The Company plans to conclude enrollment for the Cethrin Phase I/IIa trial by the end of 2007 or early 2008. The results of the trial will be analyzed and communicated as the post-treatment evaluations are completed.

–	Based on discussions to date with the regulatory authorities and expert advisors, the Company is planning to begin a Cethrin Phase IIb trial at sites in North America and Europe in the first half of 2008.

–	The Company plans to initiate the POET-2 program in the fourth quarter of 2007 by commencing a clinical study in subjects to acquire a set of ALTROPANE images which will be used to train the expert readers as is the customary requirement for clinical trials of molecular imaging agents. The second part of the planned POET-2 program involves two concurrent Phase III trials of approximately 150 subjects each using the optimized ALTROPANE imaging protocol developed for commercial use. These two concurrent trials, the final design of which is under discussion with the FDA, will be initiated once agreement on the final design of the two trials is reached with the FDA.

–	The Company has ongoing discussions with potential partners for ALTROPANE. The Company believes that it will be able to partner the molecular imaging program in the first half of 2008.

Conference Call Access Information
The company will host a conference call to discuss results on, November 15, 2007, at 10:00 a.m. Eastern Standard Time. The call can be accessed by dialing 877-741-4239 (or 719-325-4839 for international participants) at least five minutes prior to the start of the call. The participant pass code is 3796954. A replay of the call will be posted on the Investor Relations section of the website, www.alseres.com, within 48 hours following the conference call and will be available through Thursday, November 29, 2007.
About Alseres Pharmaceuticals, Inc.
Alseres Pharmaceuticals, Inc. (NASDAQ: ALSE) is a biotechnology company engaged in developing breakthrough regenerative therapeutics to treat traumatic injuries and degenerative diseases. The Company maintains a world-class intellectual property position in the field of regenerative therapeutics. Our energy and focus is reflected in several important initiatives. Cethrin®, a recombinant-protein-based drug designed to promote nerve repair after acute spinal cord injury, demonstrated positive interim results in a Phase I/IIa clinical trial. The Company’s research and pre-clinical programs include, Inosine for the treatment of spinal cord injury and stroke, Oncomodulin for the treatment of ocular injury and disease and research programs directed at a number of regenerative therapies including bone repair. The company has a robust molecular imaging development program targeting diagnosis of Parkinson’s disease and potentially dementia and ADHD. Our lead product candidate is ALTROPANE® which is in Phase III clinical trials for the diagnosis of Parkinson’s disease. Alseres has research collaborations with Harvard Medical School and Children’s Hospital Boston.
Forward-Looking Statements
The foregoing release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Alseres Pharmaceuticals’ future expectations, beliefs, intentions, goals, strategies, plans or prospects regarding the future, including the development and commercialization of ALTROPANE and Cethrin, the prospects of the Company’s CNS therapeutics program, the Company’s strategies to develop and commercialize axon regeneration technologies and the breadth of the Company’s technologies and intellectual property portfolio. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Alseres Pharmaceuticals from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Alseres Pharmaceuticals is providing the information in this press release as of this date and assumes no obligations to update the information in this press release.

Contact:	Sharon Correia — 508-497-2360 ext 224
Alseres Pharmaceuticals, Inc.
scorreia@alseres.com

Source:	Alseres Pharmaceuticals, Inc.